Maintaining a threshold concentration of AKR-001, a long-acting, degradation-resistant FGF21 analog, elicits sustained improvements in markers of glycemic control and lipid metabolism in a 4-week MAD study

Allegra Kaufman[1], Lubna Abuqayyas[1], William S Denney[2], Erik J Tillman[3], and Tim Rolph[3]

[1]Amgen Inc, Thousand Oaks, CA, USA; [2]Human Predictions LLC, Cambridge, MA, USA; [3]Akero Therapeutics, South San Francisco, CA

Introduction

The rising worldwide prevalence of obesity in recent decades has created an epidemic of associated metabolic disorders including metabolic syndrome, type 2 diabetes (T2D), cardiovascular disease, and non-alcoholic liver diseases. Excessive caloric burdening of multiple organ systems underlies these comorbidities, resulting in insulin resistance manifest by chronically elevated fasting glucose and insulin. Strategies to treat disorders associated with metabolic syndrome therefore focus on reducing caloric intake (e.g. appetite suppression), inducing negative caloric balance (e.g. inhibition of glucose re-absorption by the kidney), and/or improving insulin sensitivity (e.g. by reducing body weight, or improving peripheral glucose uptake from circulation).

Non-alcoholic steatohepatitis (NASH) is a liver manifestation of this metabolic dysregulation. Accumulating hepatic lipids drive lipotoxic stress, ER stress, and oxidative stress, which if unmitigated may irreparably damage hepatocytes, driving apoptosis, inflammation, and fibrosis. NASH increases the incidence of both liver-related and non-liver related (including cardiovascular disease and cancer) morbidity and mortality (Figure 1). There are currently no approved therapies for NASH, though many therapeutic targets are currently under investigation. Because of the multifactorial nature of NASH, it will be critical to engage multiple underlying drivers of the disease to restore patient health.

Fibroblast growth factor 21 (FGF21) is an endocrine hormone secreted by the liver in response to nutritional stress that regulates whole-body metabolism. The tissues on which FGF21 directly acts, including muscle, adipose tissue, pancreas, and liver, are defined by their co-expression of the canonical FGF receptor through which FGF21 signals (FGFR1c, FGFR2c, FGFR3c) and the obligate co-receptor, β-klotho. In preclinical models of metabolic diseases, FGF21 administration reduces body weight, and improves markers of insulin sensitivity as well as lipid and lipoprotein profiles. In previously reported clinical trials of FGF21 analogs, improvements in lipid profiles were seen, but markers of insulin sensitivity were minimally affected. Insufficient pharmacological exposure in humans may underlie this difference. Insulin sensitization is likely to be an important element of a potential NASH therapy, as peripheral caloric uptake and reduced adipose lipolysis would reduce hepatic energy burden.


CARDIOVASCULAR RISK

Figure 1. The complex pathophysiology of NASH contributes to both liver-related and cardiovascular morbidity and mortality


FGF21(RGE)
Human IgG1 Fc
L98R
P171G
A180E
FGFR
β-klotho

Figure 2. AKR-001, an Fc-fusion FGF21 variant, binds β-klotho and signals through a canonical FGFR

Here, we present results from a phase 1, multiple ascending dose study in subjects with type 2 diabetes of AKR-001, an Fc-FGF21 fusion protein (Figure 2) engineered for balanced agonism of FGF21's canonical receptors, enhanced stability, and sustained systemic exposure (Figure 3). AKR-001 also recapitulates native FGF21's inability to signal through FGFR4, which is associated with hepatocyte proliferation and elevation of LDL cholesterol (by suppressing bile acid synthesis).

Figure 3. AKR-001 maintains full, balanced agonism of FGFR1c/2c/3c without FGFR4 activity *in vitro*



EC50 (nM)	rhFGF19	rhFGF21	AKR-001
FGFR1c + βKlotho	0.2781	0.07813	0.2745
FGFR2c + βKlotho	0.3011	0.2658	0.6883
FGFR3c + βKlotho	0.679	0.0606	1.945
FGFR4 + βKlotho	0.4505	>8000	>1500

Key Takeaways:
- FGF21 functions through several key metabolic tissues to suppress adipose tissue lipolysis, enhance peripheral insulin sensitivity, and enhance protective cellular stress responses
- AKR-001, like FGF21, is a balanced agonist of FGFR1c/2c/3c
- AKR-001 is expected to maintain metabolic actions of FGF21 across metabolic tissues

Study Design and Methods

The trial (registered on www.clinicaltrials.gov as NCT01856881) was a multicenter, randomized, double-blind, placebo-controlled, ascending multiple-dose study in patients with T2D. 69 subjects were randomized to receive AKR-001 or placebo in a ratio of 3:1. AKR-001 was administered subcutaneously (SC) once every two weeks (Q2W) or once weekly (QW) for 4 weeks (See Figure 4).

The study population comprised adult females of non-reproductive potential and males aged 18-65, with a BMI of 25–40 kg/m², and a diagnosis of T2D. Eligible participants had elevated HbA1c between 6.5 and 10%, and a fasting C-peptide value of 0.8 ng/mL or greater at screening.

Figure 4. Study design of the AKR-001 multiple ascending dose trial.



A computer-generated randomization schedule was prepared prior to study start. Cohort size was based on practical considerations; however, calculations were performed to determine predictive power. 6 subjects per cohort received active, providing a 73% chance of detecting an AE with 20% true incidence. Analysis was performed on the safety analysis set (all subjects who received ≥1 dose of AKR-001). Safety data from the QW and Q2W placebo groups were combined.

PD endpoint data are reported as placebo-corrected % change from BL of least-square (LS) geo. means with 90% CI. CV safety endpoints are reported as LS-mean % change from BL. Assessments presented as LS-mean were fit on the log scale with a linear mixed effects model and back-transformed to the linear scale for reporting. The models had fixed effects for treatment, time, treatment by time, and a random effect on baseline by subject.

Baseline Characteristics

Figure 5. Patient demographics and baseline characteristics for enrolled subjects in all treatment groups



Pharmacokinetics of AKR-001

Figure 6. Pharmacokinetic properties of AKR-001. **A.** Median serum concentration of AKR-001 administered weekly. **B.** Median serum concentration of AKR-001 administered every-other-week. **C.** Descriptive statistics of PK parameter estimates upon first dose (d1), and final dose (d15 for Q2W, day 22 for QW) of AKR-001.


A
B
140 mg
70 mg
21 mg
7 mg
LLOQ
Study Day



Key Takeaways:
- Full-length, intact C-terminus AKR-001 has a half-life of 3-3.5 days in humans
- Approximately 2-3-fold accumulation was observed after four weekly doses of AKR-001
- Median AKR-001 peak:trough ratio with QW dosing was 2; with Q2W dosing, 6-11

Tolerability of AKR-001

Figure 7. Treatment-emergent, investigational product-related AEs with ≥2 observations* in all cohorts



Figure 8. Least-squares mean (90% CI) change from baseline in BP and pulse rate, 3 days post-final dose



Key Takeaways:
- There were no serious AEs at any dose during or after treatment, and no deaths
- AKR-001 appeared generally well-tolerated at doses up to and including 70 mg, with no treatment-related withdrawals at these doses
- Most frequently reported AEs with AKR-001 were gastrointestinal (all mild or moderate)
- No trends were observed in electrocardiography measurements, including cQT interval
- 7/52 subjects who received AKR-001 developed ADAs, with no NAb or effect on PK

AKR-001 Improved Lipid Markers

Figure 9. LS-mean (90% CI) placebo-corrected percent change from baseline of lipid markers in the fasted state on day 25 (QW cohorts) or day 18 (Q2W cohorts).



AKR-001 Rapidly and Durably Improved Lipid and Lipoprotein Markers

Figure 10. Time course plots of lipid and lipoproteins over the study duration with 70 mg QW (A) or 140 mg Q2W (B) AKR-001. Data presented as LS-mean + 90% CI.


A
B
Study Day
Serum AKR-001
HDL-C
non-HDL-C
Triglycerides

AKR-001 Improved Markers of Glycemic Control with Weekly Dosing

Figure 11. LS-mean (90% CI) placebo-corrected percent change from baseline of markers of glycemic control in the fasted state on day 25 (QW cohorts) or day 18 (Q2W cohorts). Adiponectin is day 29 for both cohorts



Figure 12. Time course plots of fasting serum markers of glycemic control over the study duration with 70 mg QW (A) or 140 mg Q2W (B) AKR-001. Data presented as LS-mean + 90% CI.


A
B
Study Day

Figure 13. LS-mean (90% CI) placebo-corrected percent change from baseline AUC of metabolic markers following a mixed meal tolerance test on day 25 (QW cohorts) or day 18 (Q2W cohorts).



Figure 14. LS-mean (90% CI) placebo-corrected percent change from baseline for post hoc analysis of fasting serum biomarkers collected on day 25 after four QW doses.



Figure 15. Model-predicted effect of AKR-001 on markers of glycemic control and lipid metabolism, after overnight fast. A. insulin, B. C-peptide, C. glucose, D. HDL-C, E. non-HDL-C, F. triglycerides, over the range of AKR-001 concentrations at all timepoints measured following administration of 7-140 mg QW or Q2W doses. Shading represents 90% confidence interval.


Dose Frequency
Q2W
QW

Key Takeaways:
- Delivering total exposure of AKR-001 by Q2W dosing equivalent to QW dosing improved lipoprotein profiles but failed to improve markers of glycemic control
- QW dosing of AKR-001 improved post-prandial glucose metabolism and reduced adipose tissue lipolysis
- QW dosing of AKR-001 reduced serum triglyceride, apoB, and apoC-3, independent risk factors for cardiovascular disease—the leading cause of mortality for NASH patients

Acknowledgements: We thank the patients, physicians, and site staff for participation in this study. Funding: The study and its analysis were funded by Amgen, Inc., and Akero Therapeutics, Inc. Disclosures: AK is a shareholder of Amgen and was an employee of Amgen at the time of this study. LA is a shareholder and employee of Amgen. WSD is a consultant to Akero. EJT is a shareholder and employee of Akero. TR is a shareholder, employee, and cofounder of Akero, and a shareholder of Pfizer. Akero has licensed exclusive rights to patents relating to AKR-001 composition and use.